Exhibit 2.6

Description of Rights of each Class of Securities Registered under Section 12 of the Securities Exchange Act of 1934

DESCRIPTION OF TELESAT CORPORATION SHARES

Terms not defined herein shall have the meaning ascribed to them at the glossary of terms at Schedule A of this Exhibit.

The authorized capital of Telesat consists of: (a) an unlimited number of Class A Common Shares (the “Class A Shares”), Class B Variable Voting Shares (the “Class B Variable Voting Shares”) , Class C Fully Voting Shares, and Class C Limited Voting Shares (together, the “Class C Shares” and collectively with the Class A Shares and Class B Variable Voting Shares, the “Telesat Shares”); (b) the Class A Special Voting Share, Class B Special Voting Share, and Class C Special Voting Share (together, the “Special Voting Shares”); (c) the Golden Share; and (d) an unlimited number of Telesat Corporation “blank check” Class A Preferred Shares.

Only the Class A Shares and Class B Variable Voting Shares are registered under Section 12 of the Securities and Exchange Act of 1934).

All of the Telesat Shares have equivalent economic rights, and no subdivision or consolidation of such of the outstanding Telesat Shares is permitted unless a corresponding subdivision or combination of all other classes of Telesat Corporation Shares, as applicable, and a corresponding subdivision or combination of the Class A Units, Class B Units or Class C Units of Telesat Partnership LP (the “Telesat Partnerships Units”) is made. The Special Voting Shares and the Golden Share have no material economic rights.

The following is a summary of the material rights, privileges, restrictions and conditions that attach to the Telesat Shares, the Special Voting Shares and the Golden Share. This is a summary only and is subject to the detailed provisions of the Telesat Corporation Articles, which are filed as Exhibit 1.1 to Telesat Corporation’s Annual Report on Form 20-F for the year ended December 31, 2021.

Meetings of Shareholders and Voting Rights

The holders of Class A Shares, Class B Variable Voting Shares, Class C Shares, Special Voting Shares, and the Golden Share are generally entitled to receive notice of and attend meetings of Telesat Corporation’s shareholders and receive copies of all proxy materials, information statements and other written communications, including from third parties, given in respect of Telesat Shares.

Holders of Telesat Shares have one vote for each Telesat Share held at all meetings of the shareholders of Telesat Corporation, except meetings at which only holders of another class or of a particular series shall have the right to vote, and provided that holders of Class C Limited Voting Shares are not entitled to vote on the election of directors of Telesat Corporation.

The Telesat Corporation Articles provide that the holders of the Telesat Shares will vote together as a single class with the Telesat Partnership Units (via the Special Voting Shares), and the Golden Share, with a simple majority of votes required to pass the majority of matters (other than the election of directors of Telesat Corporation, which shall be decided by a plurality of votes cast). Until the occurrence of an Unwind Transaction, a simple majority of votes cast by the holders of Telesat Corporation Shares and Special Voting Shares, voting together as a single class, will be required to approve a Second Tabulation Matter, as defined and described below.

The following table summarizes the voting power of the different classes of Telesat Shares and Telesat Partnership Units:

Class	Voting For Directors	All Other Votes	Second Tabulation Votes
Class A Shares	1 vote per share	1 vote per share	1 vote per share
Class B Variable Voting Shares	1 vote per share; provided that any voting power of a single holder in excess of one-third of the outstanding voting power of the Telesat Corporation Shares and Telesat Partnership Units (via the Special Voting Shares) and the Golden Share Canadian Votes (described below under "-Golden Share Mechanic") will effectively be transferred to the Golden Share.		1 vote per share
Class C Fully Voting Shares	1 vote per share	1 vote per share	1 vote per share
Class C Limited Voting Shares	No votes	1 vote per share	1 vote per share
Class A Units ( voted via the Class A Special Voting Share)	1 vote per unit	1 vote per unit	1 vote per unit
Class B Units (voted via the Class B Special Voting Share)	1 vote per unit; provided that any voting power of a single holder in excess of one-third of the outstanding voting power of the Telesat Corporation Shares and Telesat Partnership Units (via the Special Voting Shares) and the Golden Share Canadian Votes (described below under "- Golden Share Mechanic") will effectively be transferred to the Golden Share.		1 vote per unit
Class C Units ( voted via the Class C Special Voting Share)	Limited votes to ensure compliance with restrictions applicable to PSP Investments pursuant to its constating legislation.	1 vote per unit	1 vote per unit
Golden Share

A number of votes equal to the sum of: A number of votes such that the votes cast by the holders of Class A Shares and Class A Units, Class C Shares and Class C Units, and the Golden Share represent a simple majority of the votes cast; and the number of votes transferred from the Class B Variable Voting Shares and Class B Units, if applicable.

No votes

Voting Matters

Second Tabulation Matters

Votes on resolutions regarding Second Tabulation Matters to be duly passed must be passed in accordance with the Business Corporations Act (British Columbia) (the “BCBCA”) and by a simple majority of the votes cast by the holders of the Telesat Corporation Shares and the Special Voting Shares, voting together as a single class. The Non-Canadian Voting Limitation, defined and described below under the heading “Golden Share Mechanic”, do not apply to a vote on a Second Tabulation Matter. A “Second Tabulation Matter” means a resolution to effect:

•	An increase or decrease of the maximum number of authorized shares of Telesat Shares, or an increase in the maximum number of authorized shares another class or type with special rights or restrictions equal or superior to the Telesat Shares;

•	An exchange, reclassification or cancellation of all or part of the Telesat Shares;

•	An addition, change or removal of the special rights and restrictions attached to the Telesat Shares;

•	An increase in the rights or privileges of any class of shares in the capital of Telesat that has rights or privileges equal or superior to the Telesat Shares;

•	The creation of a new class of Telesat Shares equal or superior to the Telesat Shares;

•	The making of any class of shares in the capital of Telesat Corporation with rights or privileges inferior to the Telesat Shares equal or superior to the Telesat Shares;

•	An exchange or creation of a right of exchange of all or part of another class of shares in the capital of Telesat Corporation into Telesat Shares;

•	A constraining of the issuance, transfer or ownership of the Telesat Corporation Shares or a change or removal of such constraint;

•	A change to the Telesat Corporation Articles;

•	The taking of any steps to wind up, dissolve, reorganize or terminate Telesat Corporation;

•	A sale, lease, exchange, encumbrance, transfer or other disposition of all or substantially all of Telesat Corporation’s assets;

•	The removal of a director of Telesat Corporation from office; or

•	The taking of action to effect an amalgamation, merger or other combination of Telesat Corporation with another person or to consolidate, recapitalize or reorganize Telesat Corporation or to continue Telesat Corporation under the laws of another jurisdiction.

Golden Share Mechanic

In order to maintain Telesat Corporation’s status as Canadian-controlled, Telesat Corporation has issued a “Golden Share”, which is held and voted by the Trust.

The Golden Share is entitled to participate in a particular vote only when (i) in the event of a vote with respect to the election of directors of Telesat Corporation, the number of fully diluted Class B Variable Voting Shares is greater than the aggregate number of fully diluted Class A Shares and Class C Fully Voting Shares, (ii) in the event of a vote with respect to any matter other than the election of directors of Telesat Corporation, the number of fully diluted Class B Variable Voting Shares is greater than the aggregate number of fully diluted Class A Shares and Class C Shares, or (iii) a person who is not Canadian (as defined in the Investment Canada Act) beneficially owns or controls more than one-third of the sum of (a) the number of votes attached to the Telesat Shares and the Special Voting Shares then outstanding, and (b) the Golden Share Canadian Votes, as defined and described below (such person, a “Non-Canadian Principal Shareholder” and such limitation, the “Non-Canadian Voting Limitation”).

Voting power is attributed to the Golden Share in two ways. First, the Golden Share is attributed with the number of votes required in order to ensure that the votes cast by the holders of Class A Shares and Class A Units, Class C Shares and Class C Units and the Golden Share, together, represent a simple majority of the votes cast and entitled to vote (such voting power, the “Golden Share Canadian Votes”). Second, the Golden Share is attributed with the number of votes in excess of the Non-Canadian Voting Limitation exercised by a Non-Canadian Principal Shareholder.

The Golden Share voting rights are voted pro rata consistent with the sum of the aggregate votes of the Class A Shares and the Class A Special Voting Share (in each case, excluding any votes cast by or on behalf of Public Sector Pension Investments Board (“PSP Investments”) and/or its affiliates), the votes of each of which are controlled by holders that can demonstrate that they are Canadian. However, if (i) one or more holders other than PSP Investments or its controlled affiliates holds an aggregate amount of Class A Shares and/or Class A Units exceeding 5% of the aggregate number of outstanding Telesat Shares and Telesat Partnership Units taken as a whole as of the record date for the applicable vote (each such holder, a “5% Voter”) and (ii) the 5% Voters together hold over 50% of the aggregate number of outstanding Class A Shares and Class A Units (in each case, excluding any Class A Shares or Class A Units held by or on behalf of PSP Investments and/or its affiliates) taken as a whole as of the record date for the applicable vote, one-half of the voting rights attached to the Golden Share will be voted pro rata consistent with the aggregate votes cast on the applicable matter as described in the first sentence of this paragraph and the other half will be voted pro rata consistent with the aggregate votes cast on the applicable matter by the holders of Class A Shares and the Class A Special Voting Share (in each case, excluding any votes cast by or on behalf of the 5% Voters and PSP Investments and/or its affiliates).

Voting of the Special Voting Shares and the Golden Share

The holders of Telesat Partnership Units are indirectly entitled to vote in respect of matters on which holders of Telesat Corporation Shares are entitled to vote, including in respect of the election of directors of Telesat Corporation, through the Special Voting Shares., Telesat Corporation, Telesat Partnership and TSX Trust Company (in its capacity as “Trustee” of the Trust) entered into the Trust Voting Agreement. This summary is qualified in its entirety by reference to that agreement, which is attached hereto as Annex G.

The Special Voting Shares are held by the Trustee, entitling the Trustee to that number of votes on applicable matters on which holders of Telesat Shares are entitled to vote that is equal to the number of Telesat Corporation Shares into which the Telesat Partnership Units held by the holders of such Telesat Partnership Units on the applicable record date are convertible. Pursuant to the amended and restated Telesat Partnership LP limited partnership agreement (the “Partnership Agreement”), each holder of Telesat Partnership Units has the right to direct Telesat Corporation as to how to instruct the Trustee to vote the voting power of the Special Voting Shares corresponding to such holder’s Telesat Partnership Units. Pursuant to the Trust Voting Agreement, the Trustee is required to cast such votes in accordance with voting instructions provided to it by Telesat Corporation, in its capacity as general partner of Telesat. In the absence of instructions from Telesat Corporation with respect to all or any such votes, the Trustee will not exercise those votes.

Pursuant to the Partnership Agreement and the articles of Telesat Corporation, Telesat Corporation, will instruct the Trust how to vote. Telesat Corporation will also instruct the Trust how to vote the Golden Share. In the absence of instructions from Telesat Corporation with respect to how to vote the Golden Share, the Trustee will not vote the Golden Share.

Unwind of Canadian Structure

Upon a determination by the Telesat Corporation Board that the structure designed to ensure sufficient Canadian voting power and control over Telesat Corporation is no longer required for Telesat Corporation’s business, then an Unwind Transaction may be effected. In order for an Unwind Transaction to be consummated, any necessary governmental approvals must have been obtained and the Telesat Corporation Board must not have identified any breach or acceleration issues under material contracts of Telesat Corporation. Upon the consummation of an Unwind Transaction, each issued and outstanding Class B Variable Voting Share will immediately be converted into one Class A Share automatically and without any further act of Telesat Corporation or the holder thereof, and Telesat Corporation will redeem the Golden Share and the Special Voting Shares. Additionally, the requirements regarding the Second Tabulation Matters and the Canadian composition of the Telesat Corporation Board described in the Telesat Corporation Articles will terminate.

Quorum

The Telesat Corporation Articles provide that, subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for any meeting shall be the presence in person or by proxy of shareholders holding shares representing not less than a majority of the votes entitled to be cast at the meeting.

Advance Notice Requirements

Under the Telesat Corporation Articles, for purposes of providing advance notice for director nominations, to be timely, a shareholder’s notice to the secretary must be made: (i) in the case of an annual meeting of shareholders, not less than 30 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting of shareholders was made, notice by the nominating shareholder may be made not later than the close of business on the 10th day following the notice date (the “notice date”); and (ii) in the case of a special meeting of shareholders (which is not also an annual meeting of shareholders) called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting of shareholders was made. In either case, if notice-and-access (as defined in National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer of the securities commissions and similar regulatory authorities in all of the provinces and territories in Canada) is used for delivery of proxy-related materials in respect of a meeting described above, and the notice date in respect of the meeting is not less than 50 days prior to the date of the applicable meeting, the notice must be received not later than the close of business on the 40th day before the applicable meeting (but in any event, not prior to the notice date). However, if a meeting is to be held on a date that is less than 50 days after the notice date, the nominating shareholder will give notice: (i) in the case of an annual meeting of shareholders, not later than the close of business on the 10th day following the notice date and (ii) in the case of a special meeting of shareholders, not later than the close of business on the 15th day following the notice date.

Any notice to the corporate secretary described above must be in proper written form and properly delivered, in each case, as set out in the Telesat Corporation Articles. In connection with effecting proper delivery of a notice, Telesat Corporation may require that any proposed nominee furnish such other information as it reasonably requires to determine the eligibility of such proposed nominee to serve on the Telesat Corporation Board or any of its committees, including with respect to independence or any other relevant criteria for eligibility or that could be material to a reasonable shareholder’s understanding of the independence or eligibility, or lack thereof, of such proposed nominee. The Telesat Corporation Articles, however, prohibit Telesat Corporation requesting other information that (i) exceeds what is required in a dissident proxy circular, (ii) goes beyond what is necessary to determine nominee qualifications, relevant experience, shareholding or voting interest in the Telesat Corporation, or independence in the same manner as would be required for management nominees or (iii) goes beyond what is required under applicable law or regulation.

Prior to the occurrence of an Unwind Trigger, at least a majority of the Telesat Corporation Board must be comprised of directors who are both (a) Canadian (as defined in the Investment Canada Act) and (b) nominated for election by either: (i) the Nominating Committee, if comprised of a majority of Canadian directors, (ii) PSP Investments, or its affiliates, or (iii) a shareholder who is Canadian.

Under the BCBCA, qualified shareholders of a public company holding at least 1% of the issued voting shares or whose shares have a fair market value in excess of C$2,000 in the aggregate may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to the company in advance of any proposed meeting by delivering a timely written notice in proper form to the company’s registered office in accordance with the requirements of the BCBCA. The notice must include information on the business the shareholder intends to bring before the meeting. To be a qualified shareholder, a shareholder must currently be and have been a registered or beneficial owner of at least one share of the company for at least two years before the date of signing the proposal. If the proposal and a written statement in support of the proposal (if any) are submitted at least three months before the anniversary date of the previous annual meeting and the proposal and written statement (if any) meet other specified requirements, then the company must either set out the proposal, including the names and mailing addresses of the submitting person and supporters and the written statement (if any), in the proxy circular of the company or attach the proposal and written statement thereto.

Conversion of Telesat Corporation Shares

Prior to the consummation of an Unwind Transaction, an issued and outstanding Class A Share will immediately be converted into a Class B Variable Voting Share automatically and without any further act of Telesat Corporation or the holder thereof, if such Class A Share is or becomes beneficially owned or controlled, directly or indirectly, by a person who is not a Canadian (as defined in the Investment Canada Act). In contrast, if an issued and outstanding Class B Variable Voting Share becomes beneficially owned and controlled, directly or indirectly, by a person who is Canadian, then (i) such holder of Class B Variable Voting Shares may notify Telesat Corporation of such holder’s status as Canadian, and (ii) upon providing evidence satisfactory to Telesat Corporation to confirm such holder’s status as Canadian, the Class B Variable Voting Shares will be converted into an equal number of Class A Shares.

Generally, if an offer is made to purchase either Class A Shares or Class B Variable Voting Shares and the offer is required to be made to all or substantially all of the holders of such class of Class A Shares or Class B Variable Voting Shares, as the case may be, under applicable securities legislation or stock exchange rules, then each share of the other class of Class A Shares or Class B Variable Voting Shares, as applicable, will be convertible at the option of its holder into one Class A Shares or Class B Variable Voting Shares, as applicable, of the class for which the offer has been made at any time while the offer is in effect until one day after the time prescribed by the applicable securities legislation for the offeror to take up and pay for such Class A Shares or Class B Variable Voting Shares, as applicable, pursuant to the offer.

An issued and outstanding Class C Share will immediately be converted into (i) a Class A Share if such Class C Share is or becomes beneficially owned or controlled, directly or indirectly, by a person who is Canadian (as defined in the Investment Canada Act) but not PSP Investments or Red Isle, or (ii) a Class B Variable Voting Share, automatically and without any further act of Telesat Corporation if such Class C Share is or becomes beneficially owned or controlled, directly or indirectly, by a person who is not a Canadian (as defined in the Investment Canada Act). In addition, an issued and outstanding Class C Share may, at any time at the option of its holder, (i) be converted into one Class A Share or one Class B Variable Voting Share, (ii) in the case of a Class C Limited Voting Share, be converted into a Class C Fully Voting Share, or (iii) in the case of a Class C Fully Voting Share, be converted into a Class C Limited Voting Share.

Dividend Entitlements

The Telesat Corporation Articles provide that the holders of the Telesat Shares will be entitled to receive dividends if, as and when declared by the Telesat Corporation Board out of the assets of Telesat Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the Telesat Corporation Board may determine, provided that any dividend must be declared and paid in equal amounts per share. The Telesat Corporation Articles also allow the Telesat Corporation Board to, in its sole discretion, but subject to the rights of the holders of any other classes, declare dividends on the Telesat Corporation Shares to the exclusion of any other class of shares. Neither the holders of the Special Voting Shares nor the Golden Share are entitled to receive any dividend payable by Telesat Corporation.

The Telesat Corporation Board is not required to give notice in order to declare dividends, and may fix the date for the dividends to be paid. Dividends will be proportionate to the number of shares held subject to any special rights or restrictions as to dividends. Telesat Corporation may pay any dividend wholly or partly by issuing shares or warrants, and may also issue dividends in such other manner as specified in the Telesat Corporation Articles.

Approval of Matters

Corporate Approvals

The Telesat Corporation Articles provide that Telesat Corporation shall not propose or consent to and shall cause Telesat Partnership and Telesat Corporation’s other subsidiaries not to propose or consent to certain actions without obtaining either (i) the approval of a majority of the Specially Designated Directors then in office or (ii) approval by at least a simple majority of the votes cast by the holders of the Telesat Corporation Shares and the Special Voting Shares, voting together as a single class, but excluding shares of Telesat Corporation beneficially owned by PSP Investments, MHR, or their respective affiliates or associates and Special Voting Shares to the extent that the vote thereof is directed by PSP Investments, MHR, or their respective affiliates or associates. These matters, generally, concern (a) certain waivers, amendments or modifications to the Telesat Corporation Articles or the Partnership Agreement, (b) declarations or payment of dividends or other distributions other than pro rata dividends, (c) purchases or redemptions of any Telesat Corporation Shares or Telesat Partnership Units, subject to certain customary exceptions, including for repurchases of equity from employees upon termination of employment, (d) changes to Telesat Corporation’s or Telesat Partnership’s tax status in the U.S. or Canada, (e) changes in the corporate form or recapitalizations of Telesat Corporation or any of its subsidiaries, and (f) any transaction whereby (I) all or substantially all of Telesat Corporation’s undertaking, property and assets would become the property of any other person or a continuing corporation or other legal entity resulting therefrom in the case of an amalgamation, arrangement or merger and (II) the holders of the Telesat Corporation Shares are entitled to receive shares or other ownership interests in the capital of such other person, continuing corporation or other legal entity. However, such approval rights terminate at such time that none of PSP Investments, MHR or their respective affiliates or associates is a 5% Holder. To the extent that a consent or approval is sought that would have the effect of impairing or prejudicing a right or special right attached to issued shares, shareholders holding shares of the class or series of shares to which such rights attach must consent by a special separate resolution of those shareholders.

Under the BCBCA, most changes to a company’s notice of articles or articles also require the passage of the type of resolution specified by the BCBCA or, if the BCBCA does not specify the type of resolution, by the type of resolution specified by the company’s articles. The Telesat Corporation Articles provide that, other than a change to the Telesat Corporation Articles described in the immediately preceding paragraph or any applicable restrictions in the Investor Rights Agreements, the shareholders may from time to time, by special resolution, make other changes to the Telesat Corporation Articles.

Redemptions

Until such time that neither any MHR entity (or its respective affiliates) nor PSP Investments (or its respective affiliates) is a 5% Holder, Telesat Corporation or its subsidiaries may not purchase or redeem any Telesat Corporation Shares without (i) the approval of a majority of the Specially Designated Directors then in office or (ii) approval by at least a simple majority of the votes cast by the holders of the Telesat Corporation Shares and the Special Voting Shares, voting together as a single class, but excluding shares of Telesat Corporation beneficially owned by PSP Investments, MHR, or their respective affiliates or associates and Special Voting Shares to the extent that such party directs such vote, other than (a) pro rata purchases or redemptions, (b) purchases or redemptions of Telesat Shares held by directors, officers, employees and independent contractors (in their capacity as such) of Telesat Corporation or any of its subsidiaries: (I) to the extent that Telesat Corporation or Telesat Partnership is obligated to purchase or redeem such Telesat Shares pursuant to the terms applicable to such Telesat Corporation Shares, (II) in connection with the resignation, termination or other separation of such director, officer, employee or independent contractor, or (III) as otherwise required or permitted pursuant to any employment, grant, consulting or compensatory agreement or other arrangement between Telesat Corporation or any of its subsidiaries and any director, officer, employee or independent contractor of Telesat Corporation or any of its subsidiaries, (c) automatic purchases or redemptions as specified in the Telesat Corporation Articles, (d) purchases of Telesat Partnership Units deemed to occur upon exchange of the Telesat Partnership Units for Telesat Corporation Shares, (e) purchases pursuant to a tender offer or issuer bid made available to all holders of Telesat Corporation Shares and Telesat Partnership Units and to which all participants will have any securities tendered or deposited ratably, prorated in the event any maximum purchase condition is exceeded, or (f) purchases on a stock exchange or similar trading platform at the market price that were not prearranged with the purchaser.

Except in connection with an Unwind Transaction, Telesat Corporation will not have the ability to redeem any Special Voting Shares, unless, at the time of the desired redemption, no Telesat Partnership Units of the corresponding class remain outstanding, in which case the applicable Special Voting Share will be automatically redeemed and cancelled for an amount of C$33.33 per Special Voting Share.

Liquidation

In the event of a liquidation, dissolution or winding-up or other distribution of assets of Telesat Corporation, the holders of the Telesat Shares will receive no payment or distribution unless the holders of any other class of shares of Telesat Corporation who have a priority entitlement upon such a distribution have received the amount to which they are entitled pursuant to the Telesat Corporation Articles. Thereafter, the holders of the Telesat Shares will be entitled to all remaining property and assets of Telesat Corporation on a proportional basis.

In the event of the liquidation, dissolution or winding-up or other distribution of assets of Telesat Corporation, a holder of any Special Voting Shares is entitled to receive C$33.33 per share in priority to the holders of Telesat Corporation Shares.

In the event of the liquidation, dissolution or winding-up or other distribution of assets of Telesat Corporation, the holder of the Golden Share is entitled to receive C$1.00 in priority to the holders of Telesat Corporation Shares.

Schedule “A”

Glossary of Terms

“Change of Control” means (i) any person who, together with its affiliates and associates, acquires beneficial ownership of at least a majority of the Telesat Corporation Shares on a fully diluted basis, including by way of any arrangement, amalgamation, merger, consolidation, combination or acquisition of Telesat Corporation with, by or into another corporation, entity or person in one or more related transactions, or (ii) the sale of all or substantially all of the assets of Telesat Corporation to a third party

“Independent Audit Committee Director” means a director who (i) satisfies the independence requirements of the applicable U.S. and/or Canadian securities exchanges on which the Telesat Shares are listed; (ii) is “independent” of Telesat Corporation within the meaning of National Instrument 52-110 — Audit Committees of the Canadian Securities Administrators; and (iii) is “independent” of Telesat Corporation within the meaning of Section 10A(m)(3)(B) of the United States Securities Exchange Act of 1934.

“MHR” means MHR Fund Management LLC.

“Specially Designated Director” means a person who: (i) is designated as a director pursuant to Article 10.2(a)(iii) of the Telesat Corporation Articles; (ii) meets the criteria for an Independent Audit Committee Director; (iii) is not an affiliate or associate of PSP Investments, MHR or their permitted assignees (or any of their respective affiliates); (iv) together with such person’s immediate family and affiliates, has not received compensation or payments from PSP Investments, MHR or their permitted assignees (or any of their respective affiliates) in any of the past three (3) years in an amount in excess of US$120,000 per annum, excluding for these purposes any directors fees; and (v) is Canadian

“Telesat Corporation Articles” means the organizational documents of Telesat Corporation, as amended and restated.

“Telesat Corporation Board” means the board of directors of Telesat Corporation.

“Trust” means the Telesat Corporation Trust, an irrevocable trust to be established by an individual and formed under the laws of the Province of Ontario pursuant to the Trust Agreement.

“Trust Agreement” means the trust agreement establishing the Trust.

“Trust Voting Agreement” means the voting agreement to be entered into between the Trustee, Telesat Corporation and Telesat Partnership.

“Trustee” means the trustee of the Trust, as determined from time to time in accordance with the Trust Agreement, who will initially be TSX Trust Company.

“Unwind Transaction” means, collectively, (i) the conversion of all of the Class B Variable Voting Shares into Class A Shares and (ii) the other transactions, events and occurrences specified in the Telesat Corporation Articles to occur upon an Unwind Trigger, including the redemption of the Golden Share and the Special Voting Shares and the expiration of the provisions in Part 24 of the Telesat Corporation Articles.

“Unwind Trigger” means the occurrence of both clauses (i) and (ii): (i) the occurrence of any one of the following: (A) the election of Telesat Corporation (which election, until the Special Board Date, must be made with the approval of the majority of the Specially Designated Directors then in office) to effect the Unwind Transaction, if: (a) no person who is not a Canadian, or any voting group comprised of any persons who are not Canadians, in each case, beneficially owns or controls, directly or indirectly, one-third or more of the fully diluted Telesat Corporation Shares, (b) Telesat Corporation becomes widely held, such that at least 70% of the fully diluted Telesat Corporation Shares are held by holders that do not beneficially own or control, directly or indirectly (and are not members of any group that beneficially owns or controls, directly or indirectly), 10% or more of the fully diluted Telesat Corporation Shares, collectively, or are entitled to report their ownership interest in Telesat Corporation for purposes of U.S. federal securities laws on (i) Form 13F or (ii) Schedule 13G pursuant to Rule 13d-1(b) or Rule 13d-1(c) promulgated under the Exchange Act, and (c) a majority of the members of the Telesat Corporation Board remain Canadian (as defined in the Investment Canada Act) at the time of the Unwind Transaction or (B) a Change of Control; and (ii) both (1) the absence of any determination by the Telesat Corporation Board that the Unwind Transaction would constitute a breach of, or an acceleration of the performance of any obligation under, any material agreement of Telesat Corporation, in each case, within 60 days of written notice to the Telesat Corporation Board of the occurrence of any event set forth in (i) above; provided, however, that in the event of the occurrence of a Change of Control, the fact that such occurrence could be deemed as a Change of Control under Telesat Corporation’s outstanding indebtedness or other material agreements shall be excluded for purposes of this subclause (1) if such indebtedness is refinanced or intended to be refinanced in connection with the occurrence of such Change of Control; and (2) receipt by Telesat Corporation of all required governmental authorizations for the Unwind Transaction